Exhibit 99.(h)(4)

Exhibit (h)(4) Amended and Restated Shareholder Services Plan

AMENDED AND RESTATED

SHAREHOLDER SERVICES PLAN

This Shareholder Services Plan (the “Plan”) dated July 1, 2005 constitutes the shareholder services plan of the Shares of the series (“the Funds”) and classes of Forward Funds (the “Trust”) listed on Exhibit A.

Section 1. Each Fund is authorized to pay banks and their affiliates and other institutions, including broker-dealers (“Participating Organizations”) an aggregate fee in an amount not to exceed on an annual basis 0.10% for Investor Class Shares, Institutional Class Shares and Class A Shares and an aggregate fee in an amount not to exceed on an annual basis 0.25% for Class C Shares (the Investor Class, Institutional Class, Class A and Class C Shares are collectively referred to herein as “Shares”) of the average daily net asset value of the respective class of Shares of such Fund (the “Plan Fee”) attributable to or held in the name of a Participating Organization for its clients as compensation for providing service activities pursuant to an agreement with a Participating Organization.

Section 2. The Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority of both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust, cast in person at a meeting called for the purpose of voting on the Plan or such agreement.

Section 3. The Plan shall continue in effect for a period beyond one year from the date hereof only so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Section 2.

Section 4. Any person authorized to direct the disposition of monies paid or payable by the Funds pursuant to the Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended.

Section 5. The Plan may be terminated as to a particular Class of Shares or as to all Classes of Shares at any time, without any penalty, by a vote of the majority of the Trustees, or by a vote of a majority of the outstanding Shares of the relevant Class on 60 days’ notice.

Section 6. All agreements with any person relating to implementation of the Plan shall be in writing, and any agreements related to the Plan shall provide:

(a) That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding Shares of a Fund, on not more than 60 days’ written notice to any other party to the agreement; and

(b) That such agreement shall terminate automatically in the event of its assignment.

Section 7. The Plan may not be amended to increase materially the amount of the Plan Fee permitted pursuant to Section 1 hereof, and no material amendments to the Plan shall be made, unless approved in the manner provided for approval of the Plan in Section 2.

Section 8. As used in the Plan, (a) the term “Independent Trustees” shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it, and (b) the terms “assignment” and “interested person” shall have the respective meanings specified in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

FORWARD FUNDS

By:	/s/ J. Alan Reid, Jr.
Name:	J. Alan Reid, Jr.
Title:	President

Approved: June 9, 2005

Amended December 7, 2006

Amended March 8, 2007

Exhibit A

(to the Forward Funds Shareholder Services Plan)

March 8, 2006

Forward Emerald Opportunities Fund[1]	Institutional Class
Forward Global Emerging Markets Fund	Investor Class
Forward Global Emerging Markets Fund	Institutional Class
Forward International Equity Fund	Investor Class
Forward International Equity Fund	Institutional Class
Forward Hoover Mini-Cap Fund	Investor Class
Forward Hoover Mini-Cap Fund	Institutional Class
Forward Hoover Small Cap Equity Fund	Class A
Forward Hoover Small Cap Fund	Investor Class
Forward Hoover Small Cap Fund	Institutional Class
Forward International Small Companies Fund	Class A
Forward International Small Companies Fund	Investor Class
Forward International Small Companies Fund	Institutional Class
Forward Large Cap Equity Fund	Class A
Forward Large Cap Equity Fund	Investor Class
Forward Large Cap Equity Fund	Institutional Class
Forward Long/Short Credit Analysis Fund	Class A
Forward Long/Short Credit Analysis Fund	Class C
Forward Legato Fund	Class A
Forward Legato Fund	Institutional Class
Forward Progressive Real Estate Fund	Investor Class
Sierra Club Equity Income Fund	Investor Class
Sierra Club Equity Income Fund	Institutional Class
Sierra Club Stock Fund	Class A
Sierra Club Stock Fund	Investor Class
Sierra Club Stock Fund	Institutional Class

[1]	The Class A and Class C shares of the Forward Emerald Opportunities Fund are not subject to this Shareholder Services Plan.